Exhibit 10.44

Below is the Intellectual Property License Agreement, dated December 2017, by and between and Pure Value Trading Company (Shanghai) Limited (referred to below as "Zhifu Trading (Shanghai) Co., Ltd." and Jihuiduo Technology Limited (referred to below as "Jihuiduo (Beijing) Technology Co., Ltd." Certain identified information has been excluded from this exhibit because it is both immaterial and is the type that the registrant treats as private and confidential.

Intellectual Property Licence Agreement

by and between

Zhifu Trading (Shanghai) Co., Ltd.

(志福商贸（上海）有限公司)

and

Jihuiduo (Beijing) Technology Co., Ltd.

(积惠多(北京)科技有限公司)

_____ December 2017

This INTELLECTUAL PROPERTY LICENCE AGREEMENT (“Agreement”) is entered into on ____ December 2017 (“Signing Date”) in Shanghai, PRC by and between:

(1)	Zhifu Trading (Shanghai) Co., Ltd. (志福商贸（上海）有限公司), a limited liability company incorporated under the laws of the PRC, with its registered address at Room E06, 2nd Floor, No. 225 Fute Road North , Pilot Free Trade Zone, Shanghai, PRC (中国（上海）自由贸易试验区富特北路225 号第二层 E06 室)(“Licensor”); and

(2)	Jihuiduo (Beijing) Technology Co., Ltd. (积惠多(北京)科技有限公司), a company organized and existing under the laws of the PRC, with its registered address located at Room 501-19, Building 49, No. 17, South Forth Jingsheng Street, Tongzhou District, Beijing, PRC (北京市通州区景盛南四街 17 号院49 号楼 5 层 501-19) (“Licensee”).

(collectively, the “Parties”, individually, a “Party”)

BACKGROUND:

A.	The Licensor is the owner, or authorised licensee, of the Intellectual Property (as defined below), which the Licensor uses in the operation of its business.

B.	The Licensee wishes to license from Licensor the right to use the Intellectual Property within the Territory (as defined below), in accordance with this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions And Interpretations

1.1	Definitions. The following terms have the meanings assigned to them below.

Business Day	means a day on which commercial banks are open for business in the PRC.

Confidential Information	means any information of a confidential nature relating to the Licensor, the Intellectual Property or the Company, including any confidential information concerning their respective structure, business activities (including financial information, client lists and business policies), technology, released or unreleased software or hardware products, and marketing plans, regardless of the format in which such information is stored or communicated, and including any excerpts, summaries or other derivative products containing the same.

Intellectual Property Licence Agreement	- 1 -

Intellectual Property	means the intellectual property listed in Schedule A, all of which is owned by or licensed to the Licensor on or after the Effective Date. For the avoidance of doubt, Schedule A may be updated from time to time in the Licensor’s sole discretion after giving the Licensee written notice or may be revised via a confirmation letter or other written document to the same effect, reflecting the Parties’ agreement on new intellectual property rights, as the case may be.

PRC	means the People’s Republic of China (excluding for the sake of this Agreement the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

RMB	means the lawful currency for the time being in the PRC.

Territory	means the PRC.

1.2	Interpretation. Unless the context otherwise requires: (a) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the PRC GAAP, consistently applied; (b) all headings are for reference purposes only and do not affect the meaning or interpretation of any provision; (c) any reference to an Article or Schedule is to an Article or Schedule of this Agreement; (d) the use of the plural will include the use of the singular, and vice versa; (e) a reference to a day, month or year is to a calendar day, month or year; and (f) the words “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” as applicable, and the word “any” shall mean “any or all.”

2.	Grant and Scope of Licence

2.1	Licence of Intellectual Property. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts, a non-exclusive, non-sublicensable, revocable licence, to use the Intellectual Property solely in conjunction with the Licensee’s business operation within the Territory, in accordance with the terms and conditions of this Agreement.

Intellectual Property Licence Agreement	- 2 -

2.2	Non-Exclusivity. The rights and licenses granted by the Licensor to the Licensee are non-exclusive and revocable-at-will by the Licensor, and nothing in this Agreement will limit or restrict the Licensor’s right to grant similar rights and licences to third parties within the Territory, in the Licensor’s sole discretion.

2.3	Right to Monitor. The Licensor may monitor the Licensee’s use of the Intellectual Property in conjunction with the Licensee’s business operations within the Territory, and may withdraw the license granted under this Agreement if the Licensee uses the Intellectual Property in violation of this Agreement.

3.	Consideration

3.1	Royalties. In consideration for the rights and licences granted to the Licensee by the Licensor under this Agreement, the Licensee shall pay the Licensor the royalties specified in Schedule B. From time to time, the Parties shall review the Licensee’s use of the rights granted under this Agreement, and the income attributable to the use of those rights, and shall adjust the royalty rate prospectively or retrospectively as necessary so that the rate will continue to be an arm’s length rate.

3.2	Payments. The Licensor shall provide an invoice or payment request to the Licensee for each instalment of royalties. The Licensee shall pay all royalties due under Section 3.1 within 45 days of the Licensee’s receipt of the Licensor’s invoice or other payment request. The Licensee shall pay all royalties payable under this Agreement in RMB. If the Licensee fails to make any payment under this Agreement, the overdue amount will bear interest starting from the date on which the payment was due until the date on which the amount is paid in full, at the rate of 1.5% per month.

3.3	Withholding Tax. If the Licensee is required under any applicable law, regulation or government order within the Territory to withhold any taxes or other governmental charges on any amounts payable by the Licensee to the Licensor under this Section 3, the Licensee shall withhold and pay to the appropriate governmental authorities all such taxes and other governmental charges. The Licensee shall obtain and furnish to the Licensor on a timely basis, official tax receipts or other evidence of payment of all taxes and other governmental charges, sufficient to permit the Licensor to establish the Licensor’s right to a credit for such taxes and other governmental charges against the Licensor’s income tax liability.

3.4	Tax Adjustments. If any royalty amount paid by the Licensee to the Licensor under Section 3.1 is subject to adjustment by any governmental tax authority, the Licensee shall pay to the Licensor, or the Licensor shall pay to the Licensee, as the case may be, the full amount of such adjustment.

Intellectual Property Licence Agreement	- 3 -

4.	Inspection and Review

Upon reasonable notice from the Licensor, the Licensee shall permit the Licensor’s representatives to inspect the Licensee’s facilities, and to review the Licensee’s books and records, as reasonably necessary to permit the Licensor to confirm the Licensee’s compliance with its obligations under this Agreement.

5.	Confidentiality

5.1	Confidentiality Obligations. The Licensee shall maintain the strict confidentiality of any and all Confidential Information of the Licensor to which it may become privy before or during the performance of this Agreement, and shall not disclose any such Confidential Information to any third party except to its relevant employees, affiliates, officers and advisors (as applicable) on a “need-to-know” basis and provided that the aforesaid recipients of Confidential Information are subject to written confidentiality undertakings which are no less strict than the obligations set out in this Agreement. The Licensee shall use Confidential Information only for performing this Agreement or such other purpose as the Licensor permits in writing.

5.2	Exceptions. The disclosure of Confidential Information by the Licensee will not be deemed a breach of its confidentiality obligations if:

(a)	the Licensor has given its prior written consent to the disclosure;

(b)	the Confidential Information has entered the public domain through no fault or wrongful act of the Licensee;

(c)	the Confidential Information has been rightfully received by the Licensee from a third party that developed such information independently and was not subject to any confidentiality obligation with regard to the same;

(d)	the Confidential Information was, prior to this Signing Date or any other separate non-disclosure agreement previously existing between the Parties, independently developed by the Licensee without the use, directly or indirectly, of the Confidential Information; or

(e)	the disclosure of Confidential Information is required pursuant to law or a court order of competent jurisdiction, provided that the Licensee has (i) limited such disclosure to the extent required by such applicable law or court order, and (ii) provided the Licensor with sufficient notice of the need to disclose the Confidential Information to allow the Licensor with the opportunity to oppose the disclosure thereof by means of any available objections or appeals.

Intellectual Property Licence Agreement	- 4 -

5.3	Legal Obligations. The Licensee shall implement all reasonable security measures, and shall initiate legal or administrative actions and take any other reasonable actions to prevent the unauthorised use, appropriation or disclosure of any of the Licensor’s Confidential Information.

5.4	Survival. The Licensee’s obligations under this Article 5 will survive the termination of this Agreement for any reason whatsoever.

6.	Intellectual Property Rights

6.1	Ownership. The Licensor is the owner, or authorised licensee, of all rights, title and interests in and to all of the Intellectual Property, and the Licensee will acquire no rights whatsoever in or to any of the Intellectual Property, except as specifically provided in this Agreement. The Licensee shall not use any of the Intellectual Property for any purpose whatsoever, except as authorised herein, and shall not take any action which may, in the reasonable opinion of the Licensor, adversely affect or impair the Licensor’s rights, title and interests in and to Intellectual Property.

6.2	Assistance. The Licensee shall take such actions, and shall provide the Licensor with such assistance, as the Licensor reasonably requests, in order to protect and perfect the Licensor’s rights, title and interests in and to the Intellectual Property throughout the Territory.

6.3	Infringement. The Licensee shall provide the Licensor with timely written notice of any infringements or unauthorised use by any third party of any Intellectual Property within the Territory that comes to the attention of the Licensee. The Licensor or its designee shall be solely responsible for taking all actions, in courts, administrative agencies or other applicable bodies, to prevent or enjoin any and all such infringements and unauthorised use of the Intellectual Property; provided, however, that the Licensee shall furnish the Licensor with such assistance as the Licensor reasonably requests in connection with any such action to prevent or enjoin any such infringement or unauthorised use of any of the Intellectual Property.

6.4	Indemnification. Subject to the limitation of liability set forth in Article 7, the Licensor or its designee shall defend, indemnify and hold the Licensee harmless against any and all claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any allegation that the Licensee’s use of the Intellectual Property in accordance with the terms and conditions of this Agreement infringes any copyright, trademark, trade secret, patent or other proprietary right of any third party existing in the Territory. The Licensor’s indemnity obligation, as set forth in this Article 6.4, will be subject to the following conditions: (a) the Licensee shall provide Licensor with timely written notice of any and all claims that are within the scope of the Licensor’s indemnity under this Agreement; (b) the Licensor or its designee shall be solely responsible for the defence, settlement and discharge of any and all such claims; and (c) the Licensee shall furnish the Licensor with such assistance as the Licensor reasonably requests in connection with any of the defence, settlement or discharge of any and all such claims.

Intellectual Property Licence Agreement	- 5 -

6.5	Notices. If the use of any of the Intellectual Property is, or in the Licensor’s reasonable opinion is likely to be, prohibited by an order or injunction of a court of competent jurisdiction, the Licensor shall provide written notice thereof to the Licensee, and the Licensee shall immediately cease all use of such of the Intellectual Property.

7.	Limitation of Liability

To the extent permitted by applicable law, neither Party will be liable to the other for any special, indirect, consequential or incidental damages, including those for business interruption or loss of profits even if that Party has been placed on notice of the possibility of such damages and even in the event of the failure of any exclusive remedy, notwithstanding the form (e.g., contract, tort, (including negligence), by operation of law or otherwise) in which any legal or equitable action may be brought. For the avoidance of doubt, indemnification obligations arising under Article 6.4 will be limited to the fees paid or payable to the Licensor under this Agreement during the 12 months preceding the assertion of the claim.

8.	Term and Termination

8.1	Term. This Agreement will expire on the third anniversary of the Effective Date, unless early terminated unilaterally by the Licensor or in accordance with the provisions of this Article 8.

8.2	Termination for Breach. If either Party (“Breaching Party”) materially breaches or defaults of any of its obligations under this Agreement, the other Party (“Non-Breaching Party”) may notify the Breaching Party in writing and demand that the breach or default be cured promptly. If the Breaching Party fails to cure the breach or default within 30 days after the date of the Non-Breaching Party’s written notice, the Non-Breaching Party may terminate this Agreement immediately upon providing written notice of termination to the Breaching Party. Termination of this Agreement in accordance with this Article 8.2 will not adversely affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages for all harm suffered or incurred as a result of the Breaching Party’s breach or default hereof.

Intellectual Property Licence Agreement	- 6 -

8.3	Licensor Termination. To the extent permitted under applicable law, the Licensor may terminate this Agreement immediately by written notice if: (a) the Licensee breaches any of its obligations, as reasonably determined by the Licensor, under Article 5 (Confidentiality) or Article 6 (Intellectual Property Rights) of this Agreement; (b) the Licensee goes into bankruptcy, voluntary or involuntary dissolution, is declared insolvent, makes an assignment for the benefit of creditors, or suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties; or (c) any unrelated third party appropriates or acquires by law, regulation, order or any other involuntary means the intellectual property rights embodied in or related to any of the Intellectual Property or the rights granted to the Licensee under this Agreement, including through expropriation, or attempts or undertakes such action.

8.4	Termination for Impairment. This Agreement will automatically terminate before the enactment or issuance of any law, regulation or governmental that, in the reasonable opinion of the Licensor, jeopardizes or impairs the enforceability of any intellectual property rights in any of the Intellectual Property within the Territory.

8.5	Rights and Obligations Upon Termination. Immediately upon termination of this Agreement for any reason whatsoever, the Licensee shall cease all use of the Intellectual Property.

8.6	Payments Upon Termination. Within 30 days after the date of termination of this Agreement, the Licensor shall invoice the Licensee, or provide a payment request to the Licensee for all royalties payable by the Licensee to the Licensor under this Agreement that have accrued but which remain unpaid as of the date of termination. The Licensee shall pay all royalties payable by the Licensee to the Licensor within 45 days of receiving the Licensor’s invoice or other request for payment. Termination of this Agreement for any reason whatsoever will not relieve the Licensee of its obligations under Article 5 (Confidentiality), Article 6 (Intellectual Property Rights), or Article 9 (Compliance with Applicable Laws) of this Agreement.

Intellectual Property Licence Agreement	- 7 -

9.	Compliance with Applicable Laws

In exercising their rights and performing their obligations under this Agreement, each Party shall comply with all applicable laws, regulations and governmental orders. The Licensee shall, at its own expense, obtain and maintain in full force and effect throughout the term of this Agreement, all licences, permits, authorisations, approvals and government filings and registrations (“Approvals”) necessary or appropriate for the exercise of its rights and the performance of its obligations under this Agreement. Upon termination of this Agreement, the Licensee shall transfer all Approvals to the Licensor or such other third party as the Licensor may designate, to the extent permitted under applicable laws.

10.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the PRC, without giving either reference or effect to any principle of conflict of laws or choice of laws.

11.	Dispute Resolustion

11.1	If any dispute arises from or in connection with this Agreement, the Parties shall attempt in the first instance to resolve it through friendly consultations or mediation. If the dispute cannot be resolved within 30 days, then either Party may refer the dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in Shanghai in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration. The number of arbitrators will be one. The arbitration proceedings will be conducted in English. The arbitral award will be final and binding upon both Parties.

11.2	The winning party may, at the cost and expense of the one or more losing parties, apply to any court of competent jurisdiction for enforcement of such arbitral award.

11.3	During the period when the dispute is being resolved, except for the matters under dispute, the Parties shall continue performing this Agreement in all respects.

12.	Miscellaneous

12.1	Notices. All notices or other communications made pursuant to this Agreement will be written in English, and delivered in person (including by courier), by first class mail or facsimile, to the addresses set forth below. A notice shall be deemed to have been delivered (a) on the date of signing of the delivery receipt in the case of delivery in person (including by courier); (b) on the 10th day of the mailing date in the case of delivery by mail; and (c) on the date recorded in the transmission record in the case of facsimile, unless delivery is made after 5:00 pm on a Business Day or on a non-Business Day in the place of receipt, in which case delivery will be deemed to occur at 9:00 am on the following Business Day.

Intellectual Property Licence Agreement	- 8 -

Licensor:	Zhifu Trading (Shanghai) Co., Ltd. (志福商贸（上海）有限公司)

Address:	Room E06, 2nd Floor, No. 225 Fute Road North, Pilot Free Trade Zone, Shanghai, PRC ( 中 国 （ 上海）自由贸易试验区富特北路 225 号第二层E06 室)

Tel:	_________

Attn:	Alan Martin Clingman

Licensee:	Jihuiduo (Beijing) Technology Co., Ltd. (积惠多(北京)科技有限公司)

Address:	Room 501-19, Building 49, No. 17, South Forth Jingsheng Street, Tongzhou District, Beijing, PRC (北京市通州区景盛南四街 17 号院 49 号 楼 5 层 501-19)

Tel:	[XXXXXXXXX]

Attn:	Jessie Fu (付建新)

Intellectual Property Licence Agreement	- 9 -

12.2	Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed: (a) to constitute the Parties as principal and agent, franchisor and franchisee, partners, joint venture partners, co-owners or otherwise as participants in a joint undertaking; or (b) to authorise either Party to enter into any contract or other binding obligation on the part of the other Party, and neither Party shall represent to any third party that it is authorised to enter into any such contract or other obligation on behalf of the other Party.

12.3	Entire Agreement. This Agreement constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes any previous discussions, negotiations and agreements related thereto.

12.4	Amendment. This Agreement may be amended only by a written agreement signed by the Parties. The Parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

12.5	No Waiver. Unless otherwise agreed by the Parties in writing, any failure or delay on the part of any Party to exercise any right, authority or privilege under this Agreement, or under any other related agreement, will not operate as a waiver thereof; nor will any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

12.6	Severability. The provisions of this Agreement are severable from each other. The invalidity of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

12.7	Assignment. Licensee shall not assign any of his rights or obligations under this Agreement without the prior written consent of Licensor. Licensor may assign any of its rights or obligations under this Agreement to a designated person at any time. Licensee shall cooperate fully with Licensor to affect any such assignment, including signing any documentation.

12.8	Counterparts. This Agreement is executed in two counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Each Party will retain one counterpart.

[Signature page follows]

Intellectual Property Licence Agreement	- 10 -

IN WITNESS WHEREOF, the Parties have executed or have caused their duly authorised representatives to execute this Agreement as of the Signing Date.

For and on behalf of
Zhifu Trading (Shanghai) Co., Ltd.
（志福商贸（上海）有限公司）
(Company Seal)

Signature:	/s/ Alan Martin Clingman
Name:	Alan Martin Clingman
Title:	Legal Representative

For and on behalf of
Jihuiduo (Beijing) Technology Co., Ltd.
（积惠多（北京）科技有限公司）
(Company Seal)

Signature:	/s/ Lou Xiaoli
Name:	Lou Xiaoli （娄晓丽）
Title:	Legal Representative

Signature Page to Intellectual Property Licence Agreement

Schedule A

List of Intellectual Property

No.	Description
1.	(a) The right to use domain names owned and authorized by the Licensor; (b) The right to use trade names and trademarks owned and authorized by the Licensor; (c) The right to use proprietary technologies owned and authorized by the Licensor; (d) The right to use business, sales, and marketing materials owned and published by the Licensor, as updated, amended and made available from time to time by the Licensor; and (e) The right to use other Intellectual Property rights owned and authorized by the Licensor.
2.	Domain Names: ●www.jhdmall.com ●jhdshop.cn ●jhdstore.cn ●jihuiduo.com.cn ●积惠多.cn ●机会多.cn
3.	Licensed trade names and trademarks: ●积惠多 (Classes 3/9/12/16/29/30/35/36/38/39/41/42) ●jihuiduomall (Classes 3/9/12/16/29/30/35/36/38/39/41/42)
4.	Other IP: ●MPOST App (for B2B2C business) ●Electronic Ordering System 访销订货系统 (For Windows and Android), developed under MS .Net+ MS SQLServer.

Schedule A to Intellectual Property Licence Agreement

Schedule B

Royalties Schedule

As consideration for the licensing of the above Intellectual Property to the Licensee, the Licensee shall pay the Licensor royalties calculated as follows:

Licensee Annual Revenues	Royalty to be Paid
If up to RMB 5,000,000	30% of the Licensee’s actual annual revenue
If over RMB 5,000,000 and up to RMB 15,000,000	60% of the Licensee’s actual annual revenue
If over RMB 15,000,000	80% of the Licensee’s actual annual revenue

Schedule B to Intellectual Property Licence Agreement